                                                                    Exhibit 8.2


                  [LETTERHEAD OF MALLESONS STEPHEN & JAQUES]




HomeSide Global MBS Manager, Inc.    HomeSide Mortgage Securities, Inc.     4 January 2001
7301 Baymeadows Way                  7301 Baymeadows Way
Jacksonville, Florida  32256         Jacksonville, Florida 32256            Stuart Fuller
United States of America             United States of America               Partner




Dear Sirs

HOMESIDE MORTGAGE SECURITIES TRUST 2001-1

We have acted for HomeSide Global MBS Manager, Inc. ("GLOBAL TRUST MANAGER"), the National Australia Bank Limited ("NATIONAL") and HomeSide Mortgage Securities, Inc. ("DEPOSITOR") in connection with the HomeSide Mortgage Securities Trust 2000-1 ("TRUST") to be constituted under the Master Trust Deed ("MASTER TRUST DEED") between Perpetual Trustee Company Limited ("ISSUER TRUSTEE") and the Global Trust Manager and the proposed issue of notes ("Notes") by the Trust.

Definitions in the Prospectus (defined below) apply in this opinion but "Relevant Jurisdiction" means the Commonwealth of Australia, New South Wales, Victoria and the Australian Capital Territory. No assumption or qualification in this opinion limits any other assumption or qualification in it. A reference to Documents is a reference to the documents listed in paragraphs 1(a) to (e) inclusive.

1     DOCUMENTS

      We have examined the following documents:

      (a)   the Master Trust Deed;

      (b)   the Notice of Creation of Trust for the Trust;

      (c)   the Supplemental Deed for the Trust;

      (d) the Note Trust Deed for the Trust between the Issuer Trustee, the Global Trust Manager and the Bank of New York, New York Branch (as the Note Trustee);

      (e) the Agency Agreement for the Trust between, among others, the Global Trust Manager and the Issuer Trustee;

      (f) a copy of the Prospectus as filed with the Securities and Exchange Commission ("COMMISSION") under the US Securities Act of 1933 ("PROSPECTUS"); and

 HomeSide Global MBS Manager, Inc.and another                4 January 2001
--------------------------------------------------------------------------------

      (g) such other documents as we consider necessary to render this opinion.

2     ASSUMPTIONS

      For the purposes of giving this opinion, we have assumed that:

      (a) where a document has been submitted to us in draft form it will be executed in the form of that draft;

      (b) that the Documents will be executed by duly authorised signatories and will be duly authorised by the parties to them and do or will constitute valid and binding obligations of all the parties to them under all relevant laws (including the laws of the Relevant Jurisdictions except insofar as they affect the obligations of the Issuer Trustee);

      (c) that, if an obligation is to be performed in a jurisdiction outside Australia, its performance will not be contrary to an official directive, impossible or illegal under the law of that jurisdiction.

3      QUALIFICATIONS

       Our opinion is subject to the following qualifications:

      (a) we express no opinion as to any laws other than the laws of each Relevant Jurisdiction as in force at the date of this opinion and, in particular, we express no opinion as to the laws of England or the United States;

      (b) our opinion is subject to the explanations and qualifications set forth under the caption "Material Australian Tax Consequences" in the Prospectus. No tax rulings will be sought from the Australian Taxation Office with respect to the Trust for any of the matters referred to in this opinion

      (c) the nature and enforcement of obligations may be affected by lapse of time, failure to take action or laws (including, without limitation, laws relating to bankruptcy, insolvency, liquidation, receivership, administration, reorganisation and reconstruction) and defences generally affecting creditors' rights;

      (d) a creditor's rights may be affected by a specific court order obtained under laws and defences generally affecting creditors' rights;

      (e) the availability of certain equitable remedies (including, without limitation, injunction and specific performance) is at the discretion of a court in the Relevant Jurisdictions;

      (f) an obligation to pay an amount may be unenforceable if the amount is held to constitute a penalty;

 HomeSide Global MBS Manager, Inc.and another                4 January 2001
--------------------------------------------------------------------------------

      (g) a provision that a statement, opinion, determination or other matter is final and conclusive does not necessarily prevent judicial enquiry into the merits of a claim by an aggrieved party;

      (h) the laws of the Relevant Jurisdictions may require that discretions are exercised reasonably and opinions are based on reasonable grounds;

      (i) the question whether a provision of a Document which is invalid or unenforceable may be severed from other provisions is determined at the discretion of a court in the Relevant Jurisdictions;

      (j)    an indemnity for legal costs may be unenforceable;

      (k) we express no opinion as to provisions precluding oral amendments or waivers.

4      OPINIONS

       Based on the assumptions and subject to the qualifications set out above, we are of the opinion that:

      (a) while the section entitled "Material Australian Tax Consequences" in the Prospectus does not purport to discuss all possible Australian tax ramifications of the purchase, ownership, and disposition of the Notes, we hereby adopt and confirm the opinions set forth in the under the heading "Material Australian Tax Consequences". There can be no assurance, however, that the tax conclusions presented in that section of the Prospectus will not be successfully challenged by the Australian Taxation Office, or significantly altered by new legislation, changes in Australian Taxation Office positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions

      (b) the obligations of the Issuer Trustee under each Document will be valid, binding and (subject to the terms of the Document) enforceable upon due execution and delivery of each Document or in the case of the Notes, when duly executed and duly authenticated, in accordance with their terms. The expression "enforceable" means that the relevant obligations are of a type that the courts in the Relevant Jurisdictions enforce and does not mean that the obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular, but without limitation, see paragraphs 3(c), (d) and (e).

5      CONSENT

       We hereby consent to the filing of this letter as an exhibit to the Registration Statement on Form S-11 filed with the Prospectus and to the references to this firm under the heading "Summary - Material Australian Tax Consequences" in Part B of the Prospectus; under the headings "Legal Matters" in Part A and Part B of the Prospectus, and any other reference to this firm contained therein, without admitting that we are "experts" within the meaning of the Securities Act of 1933 or the rules and regulations of the Commission

 HomeSide Global MBS Manager, Inc.and another                4 January 2001
--------------------------------------------------------------------------------

       issued under the Securities Act of 1933 with respect to any part of the Registration Statement, including this exhibit.

Yours faithfully

/s/ Mallesons Stephen Jaques